Exhibit 4.41

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT (this “Agreement”) is made by _____________________________________ (“Member”) in favor of Unified Grocers, Inc., (“Unified”) for the benefit of the Secured Parties (Unified, in its capacity as agent for the Secured Parties, is hereinafter referred to as “Collateral Agent”) with reference to the following facts:

RECITALS

A.

Member has applied for membership in Unified by completing a membership application (the “Membership Application”), and certain other documents referred to therein or executed in connection therewith (the “Membership Documents”). Acceptance for membership is subject to approval by the Board of Directors of Unified.

B.

If approved for membership in Unified, Member will, pursuant to the terms and conditions set forth in the Membership Documents and Unified’s Bylaws, from time to time purchase or otherwise acquire Class A Shares, Class B Shares and Class E Shares of Unified and such other classes of Unified’s shares as Unified may issue to Member from time to time (all Class A, Class B, Class E or other shares at any time owned by Member are collectively referred to herein as the “Pledged Shares”). Pursuant to the terms of Unified’s bylaws, the Pledged Shares may not be transferred without the prior consent of Unified, which consent will not generally be granted.

C.

In addition to purchasing Pledged Shares, Member is required to maintain Required Deposits (as defined below) and may also be required to maintain Credit Deposits (as defined below) from time to time and may also maintain or otherwise have credited to its account other Deposits (as defined below) from time to time. The Deposits may be commingled with deposits of other members of Unified, and Unified may use such deposits, including the Deposits, for working capital or other purposes.

AGREEMENT

NOW, THEREFORE, in order to induce Unified to approve Member’s application for membership in Unified which will permit Member to invest in the Pledged Shares and to induce Unified and the other Secured Parties to sell goods and services to Member and to extend credit to Member (but without obligating Unified or the other Secured Parties to do so), and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Member represents, warrants, covenants, agrees, and pledges as follows:

1. Definitions. Terms defined in the Membership Application and not otherwise defined in this Agreement shall have the meanings given those terms in the Membership Application as though set forth herein in full. The following terms shall have the meanings respectively set forth after each:

“Affiliate” means, as to any person or entity, any other person or entity which has common ownership, or, in the determination of the Board of Directors of Unified, is sufficiently related to such person or entity to be classified as an affiliate of such person or entity.

“Credit Deposits” means any Deposits that are required to be maintained by Member in accordance with levels established by the credit office of Unified from time to time in excess of the amount of required deposits set by the Board of Directors of Unified.

“Collateral” means the Pledged Collateral and the Deposit Collateral.

“Deposits” is a collective reference to all security deposits, deposits, deposit accounts, patronage or other similar amounts or accounts made or maintained from time to time by the Member with Unified, any amounts which Member is credited on the books of Unified from time to time; and any money deposited with Unified by or on behalf of Member from time to time; provided, however, that Deposits do not include any Class A Shares, Class B Shares, Class E Shares or any other classes of Unified’s shares or any Patronage Dividend Certificates.

“Deposit Collateral” means all Deposits now or hereafter owned by Member (including all Required Deposits, Credit Deposits and Excess Deposits) and all proceeds or products of any of any Deposits.

“Distributions” means dividends, distributions, redemption payments, liquidation payments, and all rights to any of the foregoing, including, without limitation all Patronage Dividend Certificates.

“Master Collateral Agency Agreement” means the Master Collateral Agency Agreement, dated as of September 1, 2008, as the same may be amended, restated, modified or replaced from time to time among Collateral Agent and the Secured Parties.

“Patronage Dividend Certificates” means all notes, revolving fund certificates, retain certificates, certificates of indebtedness, patronage dividend certificates or any other written evidences of indebtedness of Unified to the Member issued from time to time by Unified on account of distributions on Unified’s Class B shares.

“Pledged Collateral” means the Pledged Securities, any and all Distributions (including, without limitation, all Patronage Dividend Certificates) with respect to any Pledged Securities and all proceeds and products of any of the foregoing.

“Pledged Securities” means (i) the Pledged Shares now or hereafter owned by Member, (ii) any and all shares now or hereafter issued in substitution, exchange or replacement therefor, or with respect thereto, (iii) any and all warrants, options or other rights to subscribe to or acquire any additional Pledged Shares, (iv) any and all other shares, now or hereafter obtained by Member in Unified, and (v) any written evidence representing any of the foregoing and any interests of Member in the entries on the books of any financial intermediary pertaining thereto.

“Required Deposits” means any Deposits that are required to be maintained by Member in accordance with levels established by the Board of Directors of Unified from time to time; provided, however, Required Deposits does not include Credit Deposits.

“Secured Obligations” means any and all present and future indebtedness, liabilities and obligations of the Member to any of the Secured Parties, whenever and however incurred or arising, whether due or not due, absolute or contingent, liquidated or unliquidated.

“Secured Parties” means Unified and each direct or indirect, present or future subsidiary of Unified who has, or may hereafter, become a party to the Master Collateral Agency Agreement.

“Uniform Commercial Code” means the uniform commercial code in effect in the state of California, as the same may be amended from time to time.

2. Representations, Warranties and Covenants. Member hereby represents and warrants to Collateral Agent for the benefit of the Secured Parties as follows:

a)

Member is and will continue to be a (Circle One) corporation, limited liability company, limited partnership, general partnership, or natural person and (unless Member is a natural person) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (i.e. state of ______________) and the jurisdiction in which its chief executive office is located (i.e. state of _____________), with all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Membership Documents, and if a natural person, his or her principal residence is in the state of _________________;

b)	The execution, delivery and performance by Member of this Agreement and the other Membership Documents to which it is a party do not and will not constitute:

(i)

a violation of any applicable law or Member’s applicable articles or certificate of incorporation or bylaws, articles or certificate of organization or formation or operating or limited liability company agreement or partnership agreement; or

(ii)	a material breach of any other document, agreement or instrument to which Member is a party or by which Member is bound;

c)

Member has the right and power to pledge and grant a security interest in the Collateral owned by Member to Collateral Agent on behalf of Secured Parties without the consent, approval or authorization of, or notice to, any person or entity (other than such consents, approvals, authorization or notices which have been obtained or given prior to the date hereof) and such pledge and grant constitute the valid, binding and enforceable obligation of Member, enforceable against Member in accordance with the terms hereof, except as enforcement may be limited by bankruptcy or other insolvency proceedings or equitable principles;

d)	All Pledged Securities are purchased by Member as a medium for investment;

e)	All Pledged Securities are “securities” as such term is used in Section 8-102(15) and 8-103(a) of the Uniform Commercial Code;

f)	The Recitals to this Agreement are true and correct in all material respects;

g)

Pursuant to the Bylaws, Unified or its nominee shall have an exclusive right to purchase the Pledged Shares upon or at any time after termination of my membership at a purchase price equal to the redemption or repurchase price for such shares as may be set forth in Unified’s Articles of Incorporation or its Bylaws; and

h)

Upon possession of the Collateral, control of the Collateral or the filing of appropriate financing statements describing the Collateral which names Collateral Agent as secured party and Member as Debtor, Collateral Agent will have a perfected security interest in the Collateral to secure the Secured Obligations.

3. Creation of Security Interest. Member hereby pledges to Collateral Agent for the benefit of Secured Parties, pledges to Secured Parties, grants to Collateral Agent for the benefit of Secured Parties, and grants to Secured Parties a security interest in and to all Collateral, together with all products, proceeds, Distributions and any and all rights, titles, interests, privileges, benefits and preferences pertaining to the Pledged Collateral to secure the prompt payment and full performance of the Secured Obligations, to secure Unified’s right to repurchase, purchase or redeem the Pledged Securities and to secure the prohibition on transfer of the Collateral. The security interest and pledge created by this Section 3 shall continue in effect so long as any Secured Obligation is owed to Collateral Agent or any Secured Party or any commitment to extend credit to the Member by the Collateral Agent or any Secured Party remains outstanding.

4. Further Assurances. Member agrees that at any time, and from time to time, at its own expense Member will promptly execute, deliver and file (or authorize Collateral Agent to file) or record all further financing statements, instruments and documents, and will take all further actions that may be necessary or desirable, or that Collateral Agent reasonably may request, in order to perfect and protect any pledge or security interest granted hereby or to enable Collateral Agent on behalf of the Secured Parties to exercise and enforce its rights and remedies hereunder with respect to any Collateral and to preserve, protect and maintain the Collateral and the value thereof, including, without limitation, payment of all taxes, assessments and other charges imposed on or relating to the Collateral, except those being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided. Subject to the prior indefeasible payment in full of the amounts owed upon and discharge of the Secured Obligations, Member hereby (a) irrevocably directs Unified, as the issuer of the Pledged Collateral, to accept the provisions of this Agreement as conclusive evidence of the right of Collateral Agent on behalf of the Secured Parties to effect any transfer or exercise any right hereunder or with respect to any such Pledged Collateral, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by Member or any other person or entity; and (b) covenants and agrees to transfer or reinvest any such Pledged

Collateral, immediately upon Collateral Agent’s request, in such manner as may be deemed necessary or desirable by Collateral Agent to create and perfect, and to continue and preserve, a perfected security interest in such Pledged Collateral in favor of Collateral Agent on behalf of Secured Parties, or the priority, control and exclusivity thereof, free of all other liens, encumbrances and claims. Unified hereby agrees to comply with instructions originated by the Collateral Agent or any Secured Party without further consent by Member.

5. Voting and Distribution Rights.

a)	So long as no Event of Default (defined below) occurs and remains continuing:

(i)

Voting Rights. Member shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral, or any part thereof, for any purpose not inconsistent with the terms of this Agreement;

(ii)

Interest and Distribution Rights. Member shall be entitled to receive and to retain and use any and all interest, premiums or Distributions paid in respect of the Pledged Collateral; provided, however, that any and all such Distributions received in the form of stock shall be Pledged Collateral.

b)

When an Event of Default has occurred and is continuing, at the option of Collateral Agent on behalf of the Secured Parties, all rights of Member to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to clause (a)(i) above, and to receive the interest, premiums and Distributions which it would otherwise be authorized to receive and retain pursuant to clause (a)(ii) above, shall cease and all voting rights and rights to receive Distributions shall be vested with Collateral Agent.

6. Transfers and Other Liens. Member agrees that, without the express consent of Unified (which will not generally be given), Member can not and will not (i) sell, assign, exchange, transfer or otherwise dispose of, or contract to sell, assign, exchange, transfer or otherwise dispose of, or grant any option with respect to, any of the Collateral, (ii) create or permit to exist any lien or encumbrance upon or with respect to any of the Collateral, other than the security interest created by this Agreement, or (iii) take any action with respect to the Collateral which is inconsistent with the provisions or purposes of this Agreement, any of the Membership Document or Unified’s bylaws.

7. Collateral Agent Appointed Attorney-in-Fact. Member hereby irrevocably appoints Collateral Agent for the benefit of Secured Parties as Member’s attorney-in-fact, with full authority in the place and stead of Member, and in the name of such Grantor, or otherwise, from time to time, in Collateral Agent’s sole and absolute discretion to do any of the following acts or things: (a) to do all acts and things and to execute all documents necessary or advisable to perfect and continue perfected the security interests created by this Agreement and to preserve, maintain and protect the Collateral; (b) to do any and every act which Member is obligated to do under this Agreement; (c) to prepare, sign, file and record, in Member’s name, any financing statement covering the Collateral; and (d) to endorse and transfer the Collateral upon foreclosure by Collateral Agent on behalf of the Secured Parties; provided, however, that Collateral Agent shall be under no obligation whatsoever to take any of the foregoing actions, and neither Collateral Agent nor any Secured Party shall have any liability or responsibility for any act (other than Collateral Agent’s or such Secured Party’s own gross negligence or willful misconduct) or omission taken with respect thereto. The foregoing power of attorney is coupled with an interest and is irrevocable. Member hereby agrees to repay immediately upon demand all reasonable costs and expenses incurred or expended by Collateral Agent on behalf of the Secured Parties in exercising any right or taking any action under this Agreement.

8. Collateral Agent May Perform Obligations. If Member fails to perform any obligation contained herein, Collateral Agent for the benefit of Secured Parties may, but without any obligation to do so and without notice to or demand upon Member, perform the same and take such other action as Collateral Agent may deem necessary or desirable to protect the Collateral or Secured Parties’ security interests therein. Member hereby agrees to repay immediately upon demand all sums so expended by Collateral Agent or any Secured Party, together with interest from the date of expenditure at the legal rate of interest in effect in the state of California. Neither Collateral Agent nor any Secured Party shall be under any duty or obligation to preserve, maintain or protect the Pledged Collateral or any rights or interests of Member therein.

9. Reasonable Care. Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially similar to that which Collateral Agent accords its own property.

10. Events of Default. The occurrence of any of the following events or circumstances shall constitute an “Event of Default” hereunder:

a)	any failure by Member to timely pay or perform any of the Secured Obligations when due;

b)

any representation or warranty made or deemed made by Member in this Agreement, any Membership Document, or any certificate or financial statement delivered to Collateral Agent or any Secured Party shall prove to be untrue in any material respect as of the date on which made, deemed made or furnished;

c)	any breach by Member of any covenant or agreement with Collateral Agent or any Secured Party,

d)	any breach of Unified’s Bylaws or any rules or regulations established by Unified for servicing the Member’s account;

e)	Member’s membership in Unified is suspended or terminated or Member otherwise ceases to be a member in good standing of Unified;

f)	Member purports to transfer any Pledged Shares without the express approval of Unified (which consent will not normally be granted);

g)

Member, any Affiliate of Member or any guarantor of any of the Secured Obligations (“Guarantor”) shall (i) file a voluntary petition in bankruptcy or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts, or consent to or acquiesce in any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, custodian, trustee or similar officer for it or for all or any part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due;

h)

an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking relief under the bankruptcy code or seeking any reorganization, arrangement, consolidation or readjustment of the debts of Member, any Affiliate of Member or any Guarantor under any other bankruptcy or insolvency law;

i)

a receiver, assignee, liquidator, custodian, trustee or similar officer shall be appointed for Member, any Affiliate of Member or any Guarantor or for all or any part of its property or a warrant of attachment, execution or similar process shall be issued against any part of the property of Member, any Affiliate of Member or any Guarantor;

j)

Member, any Affiliate of Member or any Guarantor shall file a certificate of dissolution or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any action in furtherance thereof, or if Member, any Affiliate of Member or any Guarantor dies or is otherwise incapacitated or declared incompetent;

k)

one or more judgments, orders, decrees or arbitration awards is entered against Member, any Affiliate of Member or any Guarantor involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) of $______________ or more;

l)

the filing or commencement of any attachment, sequestration, garnishment, execution or other lien, encumbrance or action against or with respect to any Collateral and such attachment, sequestration, garnishment, lien, encumbrance or action has not been removed, discharged or rescinded within ten (10) days;

m)	any Membership Document ceases to be in full force and effect; or

n)	Collateral Agent, for the benefit of the Secured Parties, ceases to have a first-priority perfected security interest in the Collateral.

11. Remedies.

a)

Rights Upon Event of Default. Upon the occurrence and during the continuance of an Event of Default, Member shall be in default hereunder, and Collateral Agent on behalf of the Secured Parties shall have in any jurisdiction where enforcement is sought, all rights and remedies that Collateral Agent on behalf of the Secured Parties may have as a secured party under the Uniform Commercial Code as enacted in any such jurisdiction, and other applicable law.

b)

Direct Notification. Upon the occurrence and during the continuance of an Event of Default, Collateral agent may notify Unified to make any payments with respect to the Collateral (including, without limitation, payment of regular dividends, proceeds of redemption of Pledged Collateral or return of Deposits) directly to Collateral Agent pursuant to Section 9607 of the Uniform Commercial Code. Member agrees that if any Pledged Collateral is redeemed by Unified for an amount determined in accordance with the redemption policy in effect from time to time as set forth in Unified’s bylaws, that Member shall not be entitled to a credit against the Secured Obligations in an amount in excess of such redemption price, and neither Collateral Agent nor any Secured Party shall incur any liability or responsibility to Member in connection therewith, notwithstanding the possibility that a substantially higher price might have been realized at a public sale or private sale of the Pledged Collateral.

c)

Private Sales. If and only if Unified consents to the transfer of any Pledged Shares (which consent may be granted or withheld in their sole and absolute discretion), upon the occurrence and during the continuance of an Event of Default, whether or not any of the Pledged Collateral has been effectively registered under the Securities Act of 1933, as amended, or other applicable Laws, Collateral Agent may, in its sole and absolute discretion, subject to compliance with applicable laws, sell all or any part of the Pledged Collateral at private sale in such manner and under such circumstances as Collateral Agent may deem necessary or advisable in order that the sale may be lawfully conducted. Without limiting the foregoing, Collateral Agent may (i) approach and negotiate with a limited number of potential purchasers, and (ii) restrict the prospective bidders or purchasers to persons or entities who have been approved in advance by the Board of Directors of Unified (in its sole and absolute discretion) as being eligible to become Members of Unified and who will represent and agree that they are purchasing the Pledged Collateral for their own account for investment and not with a view to the distribution or resale thereof. In the event that any of the Pledged Collateral is sold at private sale, Member agrees that if the Pledged Collateral is sold for a price which Collateral Agent in good faith believes to be reasonable, then, (A) the sale shall be deemed to be commercially reasonable in all respects, (B) Member shall not be entitled to a credit against the Secured Obligations in an amount in excess of the purchase price, and (C) neither Collateral Agent nor any Secured Party shall incur any liability or responsibility to Member in connection therewith, notwithstanding the possibility that a substantially higher price might have been realized at a public sale.

d)

Disposition of Proceeds of Sale. The net cash proceeds resulting from the collection, liquidation, sale or other disposition of the Collateral shall be applied, first, to the reasonable costs and expenses (including reasonable attorneys’ fees) of retaking, holding, storing, processing and preparing for sale, selling, collecting and liquidating the Collateral, and the like; second, to the satisfaction of all Secured Obligations, with application as to any particular Secured Obligation to be in the order set forth in the Master Collateral Agency Agreement, in effect from time to time; and, third, to all other indebtedness secured hereby in such order and manner as Collateral Agent in its sole and absolute discretion may determine.

12. Setoff and Recoupment Rights. Member hereby agrees that all payments to Collateral Agent and Secured Parties will be made without condition or deduction for any counterclaim, defense, recoupment or setoff and further waives any rights it may have to assert any claim or defense of setoff or recoupment against Collateral Agent or any Secured Party; including, without limitation, any claim or defense arising out of amounts owed by

Unified in connection with the repurchase, purchase or redemption of any Pledged Collateral or return of Deposits. The foregoing waiver shall not be deemed to waive any indebtedness or obligations owing by Collateral Agent or Secured Party. Furthermore, nothing in this Agreement shall be deemed to constitute a waiver by Collateral Agent or any Secured Party of its setoff or recoupment rights. Collateral Agent and each Secured Party specifically reserve such rights. In addition, Member acknowledges and agrees that the Pledged Collateral and Deposit Collateral are given as security to Collateral Agent and all Secured Parties and that Collateral Agent and all Secured Parties are relying on such security in connection with their extensions of credit to Member. As such, Member acknowledges and agrees that Collateral Agent and all Secured Parties shall be entitled to assert setoff and recoupment rights against Member as if all of Member’s indebtedness or obligations owed to any Secured Party or Collateral Agent were indebtedness or obligations owed to all Secured Parties and Collateral Agent; provided, however, all such setoff and recoupment rights shall be subject to the terms of the Master Collateral Agency Agreement

13. Control of Collateral. Collateral Agent, Unified and Member hereby agree that Unified will comply with instructions originated by the Collateral Agent, for the benefit of the Secured Parties, with respect to Collateral without the further consent of Member for the purpose of establishing the Collateral Agent’s and Secured Parties’ control over the Collateral.

14. Master Collateral Agency Agreement. Member acknowledges and agrees that Collateral Agent and the Secured Parties have entered into a Master Collateral Agency Agreement that provides for, among other things, certain payment priorities among the Collateral Agent and Secured Party. Member acknowledges and agrees that the terms of the Master Collateral Agency Agreement may be amended from time to time without notice to or consent of Member and that Secured Parties and Collateral Agent may agree to payment priorities other than as set forth therein without notice to or consent of Member. Notwithstanding the rights given to Member pursuant to California Civil Code sections 1479 and 2822 (and any amendments or successors thereto), to designate how payments will be applied, Member hereby waive such rights and agrees that Collateral Agent and Secured Parties shall have the right in their sole and absolute discretion to determine the order and method of the application of payments to the Secured Obligations or other amounts owed to Collateral Agent or Secured Parties and to revise such application prospectively or retroactively in their sole and absolute discretion.

15. Continuing Effect. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Member for liquidation or reorganization, should Member become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Member’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Collateral Agent or any Secured Party as a “voidable preference,” “fraudulent conveyance” or otherwise (and whether by litigation, settlement, demand or otherwise), all as though such payment or performance had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

16. Indemnity. Each Grantor agrees to indemnify and hold harmless Collateral Agent, Secured Parties, and each of them, from and against any and all claims, demands, losses, judgments and liabilities (including without limitation liabilities for penalties) of whatsoever kind or nature, and to reimburse Collateral Agent and Secured Parties for all costs and expenses, including without limitation reasonable attorneys’ fees and expenses and/or costs and expenses associated with, arising out of or in connection with this Agreement, or any waiver, supplementation, extension, renewal or amendment of any term or provision hereof or the exercise by Collateral Agent or Secured Parties of any right or remedy granted to it hereunder or under the Membership Documents (including in connection with any workout, restructuring or bankruptcy, insolvency or other similar proceeding), other than arising from the gross negligence or willful misconduct of Collateral Agent or such Secured Party. In no event shall Collateral Agent or any Secured Party be liable for any matter or thing in connection with this Agreement other than to account for monies actually received by it in accordance with the terms hereof (including, without limitation, any consequential or punitive damages).

17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICTS OF LAW OR CHOICE OF LAW PROVISIONS THEREOF.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same agreement.

19. No Waiver. Any forbearance, failure, or delay by Collateral Agent in exercising any right, power, or remedy hereunder or otherwise shall not be deemed to be a waiver of such right, power, or remedy, and any single or partial exercise of any right, power, or remedy hereunder or otherwise shall not preclude the further exercise thereof; and every right, power, and remedy of Collateral Agent shall continue in full force and effect until such right, power, or remedy is specifically waived by an instrument in writing executed by Collateral Agent.

20. Joint and Several Liability. If this Agreement is executed by more than one person, each of the agreements contained herein shall be joint and several obligations of the undersigned.

21. Receipt of Bylaws. Member acknowledges receipt of a copy of the Bylaws of Unified and hereby consents that the amount of any distributions with respect to the undersigned’s patronage, which are made in written notices of allocation (as defined in 26 United States Code Section 1388) and which are received by the undersigned from Unified, will be taken into account by the undersigned at their stated dollar amounts in the manner provided in 26 United States Code Section 1385(a) in the taxable year in which such written notices of allocation are received by the undersigned. This consent shall remain in effect until revoked in the manner provided in 26 United States Code Section 1388.

22. Notices. Any notice, demand or other communication which Collateral Agent is required or desires to give to Member, may be either served personally at or sent by prepaid, first-class mail, or overnight courier to the address set forth below. Any such notice, demand or communication shall be deemed given to the undersigned, and each of them, upon delivery to said address, if personally served; within 48 hours from the time of deposit in the United States mail, if served by mail; or within 24 hours from the time of deposit with overnight delivery service, if sent by overnight courier. The address of the undersigned may be changed only by giving written notice to Collateral Agent at its principal office, but such change shall not be deemed effective until actually received. Any other notice which the undersigned may desire to give shall be given to Collateral Agent at its principal office but shall not be deemed given until actually received.

23. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid, illegal or unenforceable, the remainder of this Agreement or the application of such term or provision to any person or circumstances other than those as to which it is invalid, illegal or enforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

24. Integration. This Agreement represents the final agreement of the parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties with respect to the subject matter of this Agreement. No modification or amendment of or supplement to this Agreement or to any such other written agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

25. Attorney’s Fees. In the event that Collateral Agent or any Secured Party incurs any fees or costs (including attorney’s fees) for the collection of any amounts owing to Collateral Agent or any Secured Party, the undersigned will pay all fees and costs involved including reasonable attorneys’ fees.

26. Alternative Dispute Resolution. Except as provided below, all disputes arising under this Agreement that cannot be amicably resolved must be resolved through binding arbitration, as described herein. Any arbitration must occur in Los Angeles County, California, and judgment upon any award rendered may be entered in any court of competent jurisdiction. A party demanding arbitration pursuant to this provision must serve a written demand for arbitration on the other party. The arbitration must be conducted under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), as those rules exist on the date of the arbitration demand. Although AAA rules will govern the arbitration, the parties are not required to submit to AAA arbitration. The parties may mutually agree to submit to AAA arbitration or arbitration with any other alternative dispute resolution provider. Absent such mutual agreement, within 20 calendar days after an arbitration demand is served, the parties must jointly select and appoint a single arbitrator. If the parties are unable to agree on an arbitrator, the party demanding arbitration must apply to the Superior Court of California for Los Angeles County for appointment of an arbitrator. The cost of the arbitrator, and any related costs of arbitration, must be borne equally by the parties. The arbitrator has authority, and is empowered, by the parties, to hear and resolve all disputes arising under any agreement between the Member and any Secured Party or the Member and Collateral Agent, and the arbitrator has the authority to award money damages (except for punitive damages, which are specifically excluded from the arbitrator’s authority), injunctive relief, specific performance, rescission, restitution, costs, and attorneys’ fees. The arbitrator does not have the authority to amend any agreement between the parties in any respect. Notwithstanding anything to the contrary in the AAA rules, after the appointment of the arbitrator, the parties have the right to conduct discovery, including depositions, regarding the subject matter of the arbitration to the same extent authorized by California law, as if the arbitration were pending before a Superior Court of California. Once the arbitrator is appointed, the arbitration hearing must be scheduled for a date not more than 120 calendar days after such appointment, unless the parties mutually agree to a later date. Nothing in this provision shall be deemed to apply to or limit the right of Collateral Agent or any Secured Party (a) to exercise self help remedies such as (but not limited to) setoff and recoupment or to exercise its right to purchase or redeem any stock, (b) to foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights, (c) to obtain from a court provisional or ancillary remedies (including, but not limited to, injunctive relief, a writ of possession, prejudgment attachment, a protective order or the appointment of a receiver), or (d) to pursue rights against the undersigned in a third-party proceeding in any action brought against Collateral Agent or any Secured Party (including actions in bankruptcy court).

IN WITNESS WHEREOF, Member has executed this Agreement as of the date set forth in the preamble.

Dated:

Legal Name (print or type)

By:
Name:
Title:

Mailing Address
(print or type)

Number and Street

City State Zip

Telephone Number

Account Number (to be completed by Unified if no account number has been assigned): ___________ __________________

Accepted and Agreed:

UNIFIED GROCERS, INC., in its capacity as Collateral

Agent and as issuer of the Pledged Collateral

By:
Name:
Title: